EXHIBIT 5



                            FACSIMILE (513) 579-6956

                                 August 28, 2000

Direct Dial: (513) 579-6411

Cintas Corporation
6800 Cintas Boulevard
P.O. Box 625737
Cincinnati, Ohio 45262-5737

Gentlemen:

     We serve as your general counsel and are familiar with your Articles of Incorporation, Bylaws and corporate proceedings generally. We have reviewed the corporate records as to the Cintas Corporation 1999 Stock Option Plan as well as other documents we have deemed necessary. Based solely upon such examination and considerations, we are of the opinion:

     1. That Cintas Corporation is a duly organized and validly existing corporation under the laws of Washington; and

     2. That Cintas has taken all necessary and required corporate actions in connection with the proposed issuance of up to 9,000,000 shares of Cintas Common Stock pursuant to this Plan and the Cintas Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Corporation free of any claim of pre-emptive rights.

     We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    KEATING, MUETHING & KLEKAMP, P.L.L.


                                    BY:   /s/ Gary P. Kreider
                                       --------------------------------
                                              Gary P. Kreider